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EXHIBIT 4.3

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of October 29, 1998, by and between SI International, Inc., a Delaware corporation (the "Company"), and SI International, L.L.C., a Delaware limited liability company (the "LLC"). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Section 8 below.

        NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        Section 1.    Authorization and Closings.

        1A.  Authorization of Common Stock and Preferred Stock. The Company shall authorize the issuance and sale to the LLC of: (i) 21,375 shares of the Company's 8.5% Cumulative Preferred Stock, par value $.01 per share (the "Preferred Stock"), having the rights and preferences set forth in the Certificate of Incorporation attached hereto as Exhibit A at a price per share of $1,000 for an aggregate purchase price of $21,375,000 and (ii) 2,375 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") at a price per share of $1,000 for an aggregate purchase price of $2,375,000.

        1B.  Purchase and Sale of Common Stock at Initial Closing. At the Initial Closing (as defined below), subject to the terms and conditions set forth herein, the Company shall sell to the LLC and the LLC shall purchase from the Company, 300 shares of Common Stock at a price per share of $1,000 for an aggregate purchase price equal to $300,000 (the "Initial Capital Contribution").

        1C.  The Initial Closing. The closing of the purchase and sale of Common Stock (the "Initial Closing") shall take place at the offices of Kirkland & Ellis in Chicago, Illinois, at 10:00 a.m. local time on the date hereof (the "Initial Closing Date"). At the Initial Closing, the Company shall deliver to the LLC stock certificates evidencing the Common Stock to be purchased at the Initial Closing, registered in the name of the LLC, upon the LLC's payment of the purchase price thereof by delivery to the Company of a check, or wire transfer of immediately available funds to an account designated by the Company, in an aggregate amount equal to the Initial Capital Contribution.

        1D.  The Subsequent Closings. Each of the subsequent closings hereunder (the "Subsequent Closings") shall, subject to the terms and conditions set forth below, occur at a time and place determined by the Company's Board of Directors (the "Board") and set forth in a written notice (the "Subsequent Closing Notice") at least 30 days prior to the applicable Subsequent Closing from either: (i) the Board on behalf of the Company sent to the LLC and to each Person holding an interest in the profits, losses, and distributions of the LLC (collectively, the "Unitholders") or (ii) the holders of a majority of the Frontenac Equity on behalf of the LLC sent to the Board and to each Unitholder. Such notice shall set forth the aggregate number of Common Stock and Preferred Stock to be purchased by the LLC and the aggregate purchase price thereof at such Subsequent Closing (the "Subsequent Capital Contribution"); provided that the LLC shall have purchased all of the shares of Common Stock authorized under Section 1A prior to purchasing any shares of Preferred Stock hereunder and the applicable Subsequent Capital Contribution for any Subsequent Closing shall not, together with the Initial Capital Contribution and the aggregate Subsequent Capital Contributions at all prior Subsequent Closings, exceed the Maximum Commitment; and provided further that there shall exist no further obligations to make any Subsequent Capital Contributions under this Section 1D after the dissolution of the LLC, other than any obligations relating to Subsequent Closings which have occurred prior to such dissolution. At each Subsequent Closing, subject to the terms and conditions hereof, the purchase price for each share of Preferred Stock shall be $1,000 per share and for each share of Common Stock shall be $1,000 per share (as each proportionately adjusted for all subsequent stock splits, stock dividends and other recapitalizations) and the LLC shall deliver to the Company a check, or wire transfer of immediately available funds to an account designated by the Company, in an aggregate amount equal to the applicable Subsequent Capital Contribution, and the Company shall deliver to the LLC stock certificates evidencing the Preferred Stock and/or Common Stock to be purchased at the applicable Subsequent Capital Contribution.

        Section 2.    Conditions to the Initial Closing. The obligation of the LLC to purchase and pay for the Common Stock at the Initial Closing is subject to the satisfaction as of the Initial Closing of the following conditions:

        2A.  Representations and Warranties; Covenants. The representations and warranties contained in Section 6 hereof shall be true and correct in all material respects at and as of the Initial Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein, and the Company shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Initial Closing.

        2B.  Certificate of Incorporation. The Company's certificate of incorporation shall have been amended and restated in form and substance as set forth in Exhibit A hereto (as so amended and restated, the "Certificate of Incorporation"), shall be in full force and effect under the laws of Delaware as of the Initial Closing, and shall not have been further amended or modified.

        2C.  Bylaws. The Company's bylaws shall have been duly authorized and adopted in form and substance as set forth in Exhibit B attached hereto (as so adopted, the "Bylaws"), shall be in full force and effect under the laws of Delaware as of the Initial Closing, and shall not have been further amended or modified.

        2D.  LLC Agreement. The Unitholders shall have entered into a limited liability company agreement governing the affairs of the LLC, in form and substance as set forth in Exhibit C attached hereto (as supplemented, amended and modified from time to time the "LLC Agreement"), and the LLC Agreement shall be in full force and effect as of the Initial Closing.

        2E.  Investor Purchase Agreement. The LLC and Frontenac shall have entered into an investor unit purchase agreement in form and substance as set forth in Exhibit D attached hereto (the "Investor Purchase Agreement"), and the Investor Purchase Agreement shall be in full force and effect as of the Initial Closing.

        2F.  Management Agreements. The LLC and the Company shall have entered into a management agreement, in form and substance substantially similar to that set forth in Exhibit E attached hereto, with Dr. Walter J. Culver, Thomas Lloyd and Ray J. Oleson (each a "Management Agreement") and such Management Agreements shall be in full force and effect as of the Initial Closing.

        2G.  Registration Rights Agreement. The Company and each of the Unitholders shall have entered into a registration rights agreement in form and substance as set forth in Exhibit F attached hereto (the "Registration Rights Agreement"), and the Registration Rights Agreement shall be in full force and effect as of the Initial Closing.

        2H.  Securities Law Compliance. The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance, in compliance with such laws, of the Common Stock to be issued at the Initial Closing pursuant to this Agreement.

        2I.  Compliance with Applicable Laws. The purchase of Common Stock by the LLC hereunder at the Initial Closing shall not be prohibited by any applicable law or governmental rule or regulation and shall not subject the LLC to any penalty, liability or, in the LLC's reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental rule or regulation, and the purchase of the Common Stock by the LLC hereunder shall be permitted by the laws, rules and regulations of the jurisdictions and governmental authorities and agencies to which the LLC is subject.

        2J.  Initial Closing Documents. The Company shall have delivered to the LLC all of the following documents:

            (i)  an Officer's Certificate, dated the Initial Closing Date, stating that the conditions specified in Sections 1A-1C, 2A-2C, and 2H-2I, inclusive, have been fully satisfied;

          (ii)  certified copies of (a) the resolutions duly adopted by the Board authorizing the execution, delivery and performance of this Agreement, the Management Agreements, the Registration Rights Agreement and each of the other agreements contemplated hereby, the amendment and restatement of the Company's Certificate of Incorporation referred to in Section 2B, the adoption of the Company's Bylaws referred to in Section 2C, the issuance and sale of the Common Stock at the Initial Closing, and the consummation of all other transactions to occur as of the Initial Closing as contemplated by this Agreement, and (b) the resolutions duly adopted by the Company's stockholders authorizing the amendment and restatement of the Certificate of Incorporation referred to in Section 2B;

          (iii)  certified copies of the Certificate of Incorporation and the Bylaws, each as in effect at the Initial Closing;

          (iv)  copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions to occur as of the Initial Closing hereunder (including, without limitation, all blue sky law filings and waivers of all preemptive rights and rights of first refusal);

          (v)  stock certificates representing the Common Stock issued in connection with the Initial Closing; and

          (vi)  such other documents relating to the transactions contemplated by this Agreement as the LLC or its special counsel may reasonably request.

        2K.  Use of Proceeds. The Company shall have delivered to Frontenac an Officer's Certificate setting for the use of proceeds for such Initial Capital Contribution and Frontenac shall be satisfied in its sole discretion with such use of proceeds.

        2L.  Proceedings. All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions to occur at the Initial Closing shall be consummated at or prior to the Initial Closing and all documents incident thereto shall be satisfactory in form and substance to the LLC and its special counsel.

        2M. Waiver. Any condition specified in this Section 2 may be waived if such waiver is consented to by the LLC; provided that no such waiver shall be effective against the LLC unless it is set forth in a writing executed by the LLC.

        Section 3.    Conditions to Each Subsequent Closing. The obligation of the LLC to purchase additional shares of Preferred Stock and/or Common Stock from the Company at each Subsequent Closing is subject to the fulfillment as of such Subsequent Closing of the following conditions in a manner satisfactory to the LLC in its sole discretion:

        3A.  Authorization. Such applicable Subsequent Capital Contribution for such Subsequent Closing shall have been approved by either: (i) a majority of the Board or (ii) the holders of a majority of the Frontenac Equity.

        3B.  Representations and Warranties. The representations and warranties contained in Sections 6A (Organization), 6B(ii) Capital Stock), 6C (Authorization), 6F (Brokerage), 6G (Governmental Consent), 6H (Compliance with Laws), and 6J (Disclosure) hereof shall be true and correct in all material respects at and as of such Subsequent Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein or otherwise approved by the Board.

        3C.  No Breach or Default. Neither the Company nor any of its Subsidiaries shall have breached or be in default of any of its material obligations to the LLC or the Unitholders pursuant to this Agreement, the LLC Agreement or the Registration Rights Agreement, and neither the Company nor any of its Subsidiaries shall be in material breach or default under any material agreement to which it is a party.

        3D.  No Material Adverse Change. Since the Initial Closing Date, there shall not have occurred a material adverse change in the business, financial condition, operations, assets, business prospects or customer, supplier or employee relations of the Company and its Subsidiaries taken as a whole.

        3E.  Compliance with Applicable Laws. The making of the applicable Subsequent Capital Contribution by the LLC hereunder at such Subsequent Closing shall not be prohibited by any applicable law or governmental rule or regulation and shall not subject the LLC to any penalty, liability or, in the LLC's reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental rule or regulation, and the making of such Subsequent Capital Contribution by the LLC hereunder shall be permitted by the laws, rules and regulations of the jurisdictions and governmental authorities and agencies to which the LLC is subject.

        3F.  Subsequent Closing Documents and Certificates. The Company shall have delivered to the LLC all of the following documents:

            (i)  an Officer's Certificate, dated the date of the Subsequent Closing, stating that the conditions specified in Sections 3A through 3E inclusive, have been fully satisfied;

          (ii)  stock certificates representing the Preferred Stock and/or Common Stock issued in connection with such Subsequent Closing; and

          (iii)  such other documents relating to the transactions to occur at such Subsequent Closing as the LLC or its special counsel may reasonably request.

        3G.  Use of Proceeds. The Company shall have delivered to Frontenac an Officer's Certificate setting for the use of proceeds for such Subsequent Capital Contribution and Frontenac shall be satisfied in its sole discretion with such use of proceeds.

        3H.  Proceedings. All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions to occur at such Subsequent Closing shall be consummated at or prior to such Subsequent Closing and all documents incident thereto shall be satisfactory in from and substance to the LLC and its special counsel.

        3I.  Waiver. Any condition specified in this Section 3 may be waived if consented to by the LLC; provided that no such waiver shall be effective against the LLC unless it is set forth in a writing executed by the LLC.

        Section 4.    Covenants.

        4A.  Financial Statements and Other Information. The Company shall deliver to: (a) the LLC (so long as it holds any Preferred Stock or Common Stock), (b) Frontenac or its Affiliates (so long as Frontenac or its Affiliates hold any Frontenac Equity), and (c) any subsequent holder of at least 5% of the Frontenac Equity (the LLC, Frontenac or its Affiliate, and each other such holder, a "Qualified Holder") all the information described in this Section 4A.

            (i)  as soon as available but in any event within 30 days after the end of each monthly accounting period in each fiscal year: (a) unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, setting forth in each case comparisons to the Company's annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied (subject to the absence of footnote disclosures and to changes resulting from normal year-end adjustments for recurring accruals), and shall be certified by the Company's chief executive officer or chief financial officer, (b) a status report prepared by the Company's Chief Executive Officer on acquisition activity and development of the Company's infrastructure and business plan, and (c) a status report prepared by the Company's chief executive officer or chief financial officer, indicating whether the Company has met its budgeted financial goals (including, without limitation, those delivered pursuant to Section 4A(v) below), discussing the reasons for any variation from such goals, including detailed accounting of revenues and expenses, and describing what actions the Company and its Subsidiaries have taken and propose to take in order to meet budgeted financial targets in the future;

        (ii) within 45 days after the end of each quarterly accounting period in each fiscal year, an Officer's Certificate stating that the Company is not in default under this Agreement or the Registration Rights Agreement, and that neither the Company nor any of its Subsidiaries is in default under any of its other material agreements or, if any such default exists, specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

          (iii)  within 90 days after the end of each fiscal year, consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the Company's annual budget and to the preceding fiscal year, all prepared in accordance with GAAP, consistently applied, and accompanied by (a) with respect to the consolidated portions of such statements, an opinion containing no exceptions or qualifications (except for qualifications regarding specified contingent liabilities) of an independent accounting firm of recognized national standing acceptable to Frontenac, (b) a certificate from such accounting firm, addressed to the Board, stating that in the course of its examination nothing came to its attention that caused it to believe that there was any default specified in Section 4A(ii) in existence or that there was any other default by the Company or any Subsidiary in the fulfillment of or compliance with any of the terms, covenants, provisions or conditions of any material agreement to which the Company or any Subsidiary is a party or, if such accountants have reason to believe any such default by the Company or any Subsidiary exists, a certificate specifying the nature and period of existence thereof, and (c) a copy of such firm's annual management letter to the Board;

          (iv)  promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company's operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

          (v)  at least 30 days but not more than 90 days prior to the beginning of each fiscal year, an annual budget prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets and budgeted capital expenditures), which annual budget shall have been approved by the LLC (as approved, an "Approved Budget"), and promptly upon preparation thereof any other significant budgets prepared by the Company and any revisions of such annual or other budgets (it being understood that any revisions of any Approved Budget must be approved by the LLC);

          (vi)  promptly (but in any event within five business days) after the discovery or receipt of notice of any default under any material agreement to which the Company or any of its Subsidiaries is a party, any condition or event which is reasonably likely to result in any material liability under any federal, state or local statute or regulation relating to public health and safety, worker health and safety or pollution or protection of the environment or any other material adverse change, event or circumstance affecting the Company or any Subsidiary (including, without limitation, the filing of any material litigation against the Company or any Subsidiary or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), an Officer's Certificate specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

        (vii)  within ten days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Company sends to its stockholders and copies of all registration statements and all regular, special or periodic reports which it files, or (to its knowledge) any of its officers or directors file with respect to the Company, with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company's and its Subsidiaries' businesses; and

        (viii)  with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Qualified Holder may reasonably request.

Each of the financial statements referred to in Sections 4A(i) and (iii) shall be true and correct in all material respects as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole).

        4B.  Inspection of Property. To the extent not otherwise prohibited by law or regulation, the Company shall permit any representatives designated by any Qualified Holder, upon reasonable notice and during normal business hours and at such other times as any such Qualified Holder may reasonably request to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such corporations with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries. The presentation of an executed copy of this Agreement (or photocopy thereof) by any Qualified Holder or representative thereof to the Company's independent accountants shall constitute the Company's permission to its independent accountants to participate in discussions with such Persons notwithstanding the fact that such Qualified Holder is not a party hereto.

        4C.  Restrictions. So long as any Preferred Stock remains outstanding, the Company shall not, without the prior written consent of the LLC (which consent may be authorized only by the LLC's Managing Member (as defined in the LLC Agreement) in its sole discretion):

            (i)  directly or indirectly declare or pay any dividends or make any distributions upon any of its capital stock or other equity securities other than the Preferred Stock pursuant to the terms of the Certificate of Incorporation;

          (ii)  directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Company's or any Subsidiary's capital stock or other equity securities (including, without limitation, any warrants, options and other rights to acquire such capital stock or other equity securities), except for (A) repurchases of options to acquire the Company's capital stock or of capital stock issued upon the exercise of such options, pursuant to the terms of any Permitted Stock Option Plan (as defined below), or (B) repurchases of the Company's securities pursuant to the terms of the Management Agreements;

          (iii)  except for (x) issuances of Common Stock at the Initial Closing or issuances of Preferred Stock or Common Stock at Subsequent Closings as contemplated under this Agreement, or (y) issuances of options to acquire Common Stock pursuant to the terms of the Permitted Stock Option Plan or of Common Stock upon the exercise of such options, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (a) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exercisable or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features), or (b) any capital stock or other equity securities (or any securities convertible into or exercisable or exchangeable for any capital stock or other equity securities);

          (iv)  make, or permit any Subsidiary to make, any loans or advances to, guarantees for the benefit of, or Investments in, any Person (other than a Wholly-Owned Subsidiary established under the laws of a jurisdiction of the United States or any of its territorial possessions), except for (a) reasonable advances to employees or customers in the ordinary course of business, and (b) Investments having a stated maturity no greater than one year from the date the Company makes such Investment in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $500 million or (3) commercial paper with a rating of at least "Prime-1" by Moody's Investors Service, Inc.;

          (v)  merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person (other than a merger between Wholly-Owned Subsidiaries);

          (vi)  sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, more than 5% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of book value, determined in accordance with GAAP consistently applied, or fair market value, determined by the Board in its reasonable good faith judgment) in any transaction or series of related transactions, or sell or permanently dispose of any of its or any Subsidiary's material Intellectual Property Rights;

        (vii)  liquidate, dissolve or effect a recapitalization or reorganization, or permit any Subsidiary to liquidate, dissolve or effect a recapitalization or reorganization, in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);

        (viii)  acquire, or permit any Subsidiary to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture;

          (ix)  enter into, or permit any Subsidiary to enter into, the ownership, active management or operation of any business other than the Business.

          (x)  become subject to, or permit any of its Subsidiaries to become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict (a) the right of any Subsidiary to make loans or advances or pay dividends to, transfer property to, or repay any Indebtedness owed to, the Company or another Subsidiary or (b) the Company's performance of its obligations under the provisions of this Agreement, the Registration Rights Agreement, the Certificate of Incorporation or the Bylaws (including, without limitation, provisions relating to the declaration and payment of dividends on any Preferred Stock);

          (xi)  except as expressly contemplated by this Agreement, make any amendment to the Certificate of Incorporation or the Bylaws, or file any resolution of the Board with the Delaware Secretary of State;

        (xii)  enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement any agreement, transaction, benefit plan, commitment or arrangement with any of its or any Subsidiary's executive officers, directors or Affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest, except for customary and reasonable employment arrangements and except as otherwise expressly contemplated by this Agreement;

        (xiii)  establish or acquire any Subsidiaries other than Wholly-Owned Subsidiaries organized within the United States and its territorial possessions;

        (xiv)  create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, Indebtedness on a consolidated basis in an aggregate outstanding principal amount in excess of the amount set forth in the Approved Budget;

        (xv)  create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Liens other than Permitted Liens;

        (xvi)  make any capital expenditures or permit any Subsidiary to make any capital expenditures (including, without limitation, payments with respect to capitalized leases, as determined in accordance with GAAP consistently applied) exceeding in the aggregate on a consolidated basis during any 12-month period the amount set forth in the Approved Budget for such 12-month period;

      (xvii)  enter into, or permit any Subsidiary to enter into, any leases or other rental agreements (excluding capitalized leases, as determined in accordance with GAAP consistently applied) under which the amount of the aggregate lease payments for all such agreements exceeds on a consolidated basis the amount set forth in the Approved Budget for any 12-month period;

      (xviii)  change its fiscal year or permit any Subsidiary to change its fiscal year;

        (xix)  change the authorized size or composition of the Board, or the board of directors of any Subsidiary from that set forth in Section 7 hereof;

        (xx)  adopt any stock option plan or employee stock ownership plan or issue any shares of Common Stock to its or its Subsidiaries' employees other than pursuant to an employee option plan, the terms and amount of which shall be approved by a majority of the Board and by the LLC, under which employees of the Company and its Subsidiaries may be granted options to acquire the Company's Common Stock (the "Permitted Stock Option Plan");

        (xxi)  issue or sell any shares of the capital stock or other equity securities (including, without limitation, any warrants, options, and other rights to acquire such capital stock or other equity securities) of any Subsidiary to any Person other than the Company or a Wholly-Owned Subsidiary;

      (xxii)  terminate the employment of, hire, or enter into, amend or modify any employment agreement, management agreement or arrangement with, any executive employee of the Company or any of its Subsidiaries who would serve as, or would report directly to, the Company's Chief Executive Officer;

      (xxiii)  grant, or permit any of its Subsidiaries to grant, any registration rights (including, without limitation, any demand or piggyback registration rights) with respect to any of its capital stock, other than pursuant to the Registration Rights Agreement as in effect on the Initial Closing Date;

      (xxiv)  amend, waive, or otherwise modify any Approved Budget;

      (xxv)  use the proceeds from the sale of the Common Stock or Preferred Stock hereunder other than for working capital and budgeted general corporate purposes reflected in any Approved Budget;

      (xxvi)  select or retain, or amend, terminate, or modify any retention arrangement with, any underwriter, manager, or financial advisor to advise the Company and its Subsidiaries with respect to any proposed Sale of the Company or to underwrite, or advise the Company with respect to, a Public Offering or any acquisitions or financing transactions;

    (xxvii)  change any of the accounting principles or practices utilized by the Company or its Subsidiaries, or select, retain, or amend, terminate, or modify any retention arrangement with any accounting firm engaged to audit the Company's or its Subsidiaries' financial statements;

    (xxviii)  file a voluntary bankruptcy or similar proceeding; or

      (xxix)  agree or commit to any of the foregoing.

        4D.  Affirmative Covenants. So long as any Preferred Stock remains outstanding, the Company shall, and shall cause each Subsidiary (if any) to, unless it has received the prior written consent of the LLC:

            (i)  at a times cause to be done all things necessary to maintain, preserve and renew its corporate existence;

          (ii)  at all times take all actions and cause to be done all things necessary to obtain, maintain, preserve, and renew all material licenses, authorizations, orders, permits, and other governmental approvals necessary to the conduct of its businesses as presently proposed to be conducted and as hereafter conducted;

          (iii)  maintain and keep its material properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted in all material respects at all times;

          (iv)  pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all material claims for labor, materials or supplies which if unpaid would by law become a Lien upon any of its property unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on its books with respect thereto;

          (v)  comply with all other material obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on its books with respect thereto;

          (vi)  comply in all material respects with all applicable laws, rules and regulations to which any of the Company and its Subsidiaries are subject;

        (vii)  apply for and continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for well-insured corporations of similar size engaged in similar lines of business; and

        (viii)  maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP, consistently applied.

        4E.  Compliance with Agreements. The Company shall perform and observe all of its obligations to each holder of Preferred Stock and to each holder of Common Stock set forth in the Certificate of Incorporation, the Bylaws, and the Registration Rights Agreement.

        4F.  Current Public Information. At all times after the Company has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act, the Company shall file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder and shall take such further action as any holder or holders of Restricted Securities may reasonably request, all to the extent required to enable such holders to sell Restricted Securities pursuant to (i) Rule 144 or 144A adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission or (ii) a registration statement on Form S-2 or S-3 or any similar registration form hereafter adopted by the Securities and Exchange Commission. Upon request, the Company shall deliver to any holder of Restricted Securities a written statement as to whether it has complied with such requirements.

        4G.  Public Disclosures. The Company shall not, nor shall it permit any Subsidiary to, disclose the LLC's, or any holder of Frontenac Equity's name or identity as an investor in the Company or the LLC in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of such Person, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to such Person describing in reasonable detail the proposed content of such disclosure and shall permit such Person to review and comment upon the form and substance of such disclosure.

        4H.  Preemptive Rights.

            (i)  Except for issuances of (a) Common Stock or Preferred Stock at the Initial Closing or at any Subsequent Closing as contemplated under this Agreement, (b) options to acquire Common Stock pursuant to the terms of the Permitted Stock Option Plan (or Common Stock upon the exercise of such options), (c) of Common Stock in connection with the acquisition of another company or business as approved by the LLC, or (d) of Common Stock pursuant to a Public offering, if the Company authorizes the issuance or sale of any shares of Preferred Stock, Common Stock or any securities containing options or rights to acquire any shares of Preferred Stock or Common Stock (collectively, "Equity Securities"), the Company shall first offer to sell to the LLC (or after the dissolution of the LLC, each holder of Common Stock) a portion of such Equity Securities equal to the quotient obtained by dividing (1) the number of shares of Common Stock held by the LLC (or after dissolution of the LLC, the number of shares of Common Stock held by each such holder) by (2) the total number of shares of Common Stock then outstanding on a fully diluted basis. The LLC (or each such holder) shall be entitled to purchase such stock or securities at the most favorable price and on the most favorable terms as such stock or securities are to be offered to any other Persons; provided that if all Persons entitled to purchase or receive such stock or securities are required to also purchase other securities of the Company, the LLC (or the holders exercising their rights pursuant to this Section 4H(i)) shall also be required to purchase the same strip of securities (on the same terms and conditions) that such other Persons are required to purchase. The purchase price for all stock and securities offered to such holders hereunder shall be payable in cash.

          (ii)  In order to exercise its purchase rights hereunder, the LLC (or holder of Common Stock, as applicable) must within 30 days after receipt of written notice from the Company describing in reasonable detail the stock or securities being offered, the purchase price thereof, the payment terms and such holder's percentage allotment, deliver a written notice to the Company describing the LLC's (or such holder's) election hereunder. If after dissolution of the LLC all of the securities offered to the holders of Common Stock are not fully subscribed, the remaining stock and securities shall be reoffered by the Company to the holders purchasing their full allotment upon the terms set forth in this Section 4H(ii), except that such holders must exercise their rights within 5 business days after receipt of such reoffer.

          (iii)  Upon the expiration of the offering periods described above, the Company shall be entitled to sell such stock or securities which the LLC (or holders of Common Stock, as applicable) have not elected to purchase during the 180 days following such expiration at a price not less and on other terms and conditions not more favorable to the purchasers thereof than that offered to such holders. Any stock or securities offered or sold by the Company after such 180-day period must be reoffered to the LLC (or holders of Common Stock, as applicable) pursuant to the terms of this Section 4H(iii).

          (iv)  The rights of the LLC (or holders of Common Stock, as applicable) under this Section 4H shall terminate upon the consummation of the first to occur of (x) a Public Offering and (y) a Sale of the Company. Upon dissolution of the LLC, the rights granted to the LLC under this Section 4H shall inure to the benefit of and be enforceable by all holders of Common Stock.

        Section 5.    Transfer of Restricted Securities.

        5A.  General Provisions. Restricted Securities are transferable only pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 or Rule 144A of the Securities Act (or any similar rule or rules then in force) if such rule is available, and (iii) subject to the various conditions and prohibitions set forth in this Agreement (including, without limitation, Section 5B below) and in the other agreements contemplated hereby (including, without limitation, the Management Agreements), any other legally available means of transfer. The holder of any Restricted Securities shall not transfer such Restricted Securities until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the provisions set forth in Section 7.

        5B.  Opinion Delivery. In connection with the transfer of any Restricted Securities (other than a transfer described in Section 5A(i) or (ii) above), the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of Kirkland & Ellis or other counsel which (to the Company's reasonable satisfaction) is knowledgeable in securities law matters (provided that such opinion may be waived, in whole or in part, at the discretion of the Board) to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act. In addition, if the holder of the Restricted Securities delivers to the Company an opinion of Kirkland & Ellis or such other counsel satisfactory to the Board that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, the Company shall promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in Section 9C it below. If the Company is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 5 and Section 9C.

        5C.  Rule 144A. Upon the request of the LLC or any holder of Frontenac Equity, the Company shall promptly supply to such Person or its prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144A, of the Securities Act.

        5D.  Legend Removal. If any Restricted Securities become eligible for sale pursuant to Rule 144(k), the Company shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in Section 9C from the certificates for such Restricted Securities.

        Section 6.    Representations and Warranties of the Company. As a material inducement to the LLC to enter into this Agreement and purchase the Common Stock and/or Preferred Stock hereunder, the Company hereby represents and warrants that:

        6A.  Organization, Corporate Power and Licenses. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. The Company possesses all requisite corporate power and authority and, all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of the Company's charter documents and Bylaws which have been furnished to the LLC's special counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

        6B.  Capital Stock and Related Matters.

        (i)    As of the Initial Closing and immediately thereafter, the authorized capital stock of the Company shall consist of (a) 21,375 shares of Preferred Stock, none of which shall be issued and outstanding, and (b) 2,375 shares of Common Stock, of which 300 share(s) shall be issued and outstanding. Except as set forth on the attached "Capitalization Schedule," as of the Initial Closing, the Company shall not have outstanding any stock or securities, nor any options, warrants or other rights to acquire capital stock or securities of the Company. As of the Initial Closing, all of the outstanding shares of the Company's capital stock listed on the Capitalization Schedule shall be validly issued, fully paid and nonassessable.

        (ii)  There are no statutory or, to the best of the Company's knowledge, contractual stockholders preemptive rights or rights of first refusal with respect to the issuance of the Preferred Stock or Common Stock hereunder. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Preferred Stock and Common Stock hereunder do not require registration under the Securities Act or any applicable state securities laws. To the best of the Company's knowledge, there are no agreements between the Company's stockholders with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs, except for this Agreement.

        6C.  Authorizations; No Breach. The execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Management Agreements, and all other agreements contemplated hereby to which the Company is a party, the filing of the Company's amended and restated Certificate of Incorporation referred to in Section 2B above, and the adoption of the Company's Bylaws referred to in Section 2C above have been duly authorized by the Company. This Agreement, the Registration Rights Agreement, the Management Agreements, the Certificate of Incorporation, and all other agreements contemplated hereby to which the Company is a party each constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery by the Company of this Agreement, the Registration Rights Agreement, the Management Agreements and all other agreements contemplated hereby to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, the offering, sale and issuance of the Preferred Stock and Common Stock hereunder, the issuance of the options under the Permitted Stock Option Plan, the issuance of the Common Stock upon exercise of the options issued pursuant to the Permitted Stock Option Plan, the filing of the amended and restated Certificate of Incorporation and the adoption of the Bylaws referred to above and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company's or any Subsidiary's capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to the charter or Bylaws of the Company, or any law, statute, rule or regulation to which the Company or any Subsidiary is subject, or any agreement, instrument, order, judgment or decree to which the Company or any Subsidiary is subject.

        6D.  Conduct of Business; Absence of Liabilities. Prior to the Initial Closing, except for the Company's obligations under this Agreement and the agreements executed in connection herewith, including, without limitation, the Company's obligations to pay expenses under Section 9A hereof, the Company has not conducted any business, activities or operations nor incurred any expenses, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company and whether due or to become due and regardless of when asserted).

        6E.  No Subsidiaries. The Company does not own or hold, and has never owned or held, any shares of stock or any other securities or interests in or any rights to acquire any shares of stock or any other security or interest in any other Person.

        6F.  Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company. The Company shall pay, and hold the LLC and its Unitholders harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

        6G.  Governmental Consent, etc. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the other agreements contemplated hereby, or the consummation by the Company of any other transactions contemplated hereby or thereby.

        6H.  Compliance with Laws. Neither the Company nor any Subsidiary has violated any law or any governmental regulation or requirement in any material respect.

        6I.  FIRPTA. The Company acknowledges that certain Unitholders may be foreign entities or have foreign persons and entities as partners and that the Company may be required to file or cause to be filed in the future with the Internal Revenue Service certain statements with its United States income tax returns required under Section 1.897-2(h) of the Treasury Regulations. The Company shall use reasonable efforts consistent with sound business practice to avoid becoming a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

        6J.  Disclosure. Neither this Agreement nor any of the exhibits, schedules, attachments, written statements, documents, certificates or other written items supplied to the LLC or any holder of Frontenac Equity by or on behalf of the Company with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which the Company has not disclosed to the LLC and the holders of Frontenac Equity in writing and of which any of its officers directors or executive employees is aware and which would reasonably be expected to have a material adverse effect upon the expected business, financial condition, operations, assets, or business prospects of the Company and its Subsidiaries taken as a whole.

        Section 7.    Board of Directors.

          7A.  Board Composition and Vacancies. From and after the Initial Closing and until the provisions of this Section 7 cease to be effective, each holder of Restricted Securities shall vote all shares of Common Stock owned by such holder or over which such holder has voting control and shall take all other necessary or desirable actions within such holder's control (whether in such holder's capacity as a stockholder, director, member of a Board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special Board and stockholder meetings), so that:

          (i)    The authorized number of directors on the Board shall be established and remain at nine directors.

          (ii)  The following individuals shall be elected to the Board:

            (a)  two directors designated by the holders of a majority of the Frontenac Equity (such directors, the "Frontenac Directors");

            (b)  the chief executive officer of the Company (the "CEO Director");

            (c)  three directors designated by the CEO Director, subject to the approval by the holders of a majority of the Frontenac Equity (the "Management Directors"); and

            (d)  three directors designated by the holders of a majority of the Frontenac Equity (the "Outside Directors").

          (iii)  The composition of the board of directors of each of the Company's Subsidiaries (a "Sub Board") shall be the same as that of the Board.

          (iv)  The Board shall form an executive committee consisting of: (a) two Frontenac Directors, (b) the CEO Director, (c) one Management Director appointed by the CEO Director and (d) one Outside Director appointed by the Frontenac Directors (collectively, the "Executive Committee"). The Executive Committee shall have the authority to act on behalf of the Board on all matters except as proscribed by statute or as otherwise expressly limited by the Board. Other Committees of the Board or a Sub Board shall be created only upon the approval of a majority of the members of the Board or the applicable Sub Board.

          (v)  Any director designated pursuant to clause (ii)(a), (ii)(c) or (ii)(d) above will be removed from the Board, with or without cause, at the written request of the holder or holders entitled to designate such person to be a director and under no other circumstances. If the CEO Director ceases to serve as the Company's chief executive officer, he shall be removed as a member of the Board promptly after his employment ceases and under no other circumstances.

          (vi)  In the event that any CEO Director ceases to serve as the Company's chief executive officer during his term of office, the resulting vacancy on the Board or the Sub Board shall be filled by the person hired to replace such departing director as the chief executive officer of the Company. In the event any director (other than the CEO Director) ceases to serve as a member of the Board or a Sub Board during his or her term of office, the resulting vacancy on the Board or the Sub Board shall be filled by a representative designated by the holder or holders entitled to designate the departing director.

          (vii) If any party eligible to designate a representative to fill a directorship pursuant to the terms of this Section 7 fails to so designate, the individual previously holding such directorship shall be elected to such position, or if such individual has been removed as a director or fails or declines to serve, the vacancy shall remain vacant until the party which failed to designate elects to fill such vacancy.

        7B.  Director Expenses; Indemnity Insurance; Exculpation. The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board, any Sub Board and any committee thereof. The Frontenac Directors shall be entitled to receive the same compensation for their services as that received by the Outside Directors. Except for reimbursement of the reasonable out-of-pocket expenses, directors that are executives of the Company shall not be compensated for their services as members of the Board. So long as any director designated under this Agreement serves on the Board and for five years thereafter, the Company shall maintain directors and officers indemnity insurance coverage satisfactory to the Board at the time such insurance is first obtained and not thereafter reduced in amount or coverage, and the Company's certificate of incorporation and bylaws shall provide for indemnification and exculpation of directors to the fullest extent permitted under applicable law.

        7C.  Termination. The rights and requirements under Section 7A shall terminate at the closing of a Sale of the Company.

        Section 8.    Definitions.

        8A.  Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in the LLC Agreement. For the purposes of this Agreement, the following terms have the meanings set forth below:

        "Affiliate" of any particular Person means (i) any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, and (ii) if such Person is a partnership, any partner thereof (provided that for purposes of Section 4C hereof, the term "Affiliate" shall not include any limited partner of such particular Person that is a partnership).

        "Approved Budget" has the meaning ascribed to such term in Section 4A(v).

        "Bylaws" has the meaning ascribed to such term in Section 2C.

        "Board" has the meaning ascribed to such term in Section 1D.

        "CEO Director" has the meaning ascribed to such term in Section 7A(ii)(b).

        "Certificate of Incorporation" has the meaning ascribed to such term in Section 2B.

        "Common Stock" has the meaning ascribed to such term in Section 1A.

        "Code" means the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

        "Equity Securities" has the meaning ascribed to such term in Section 4H(i).

        "Frontenac" means Frontenac VII Limited Partnership, a Delaware limited partnership, and Frontenac Masters VII Limited Partnership, a Delaware limited partnership.

        "Frontenac Equity" means (i) the Class A Units initially issued to Frontenac pursuant to the Investor Purchase Agreement, (ii) upon and after the dissolution or liquidation of the LLC, the Common Stock distributed in respect of the Class A Units referred to in clause (i) above pursuant to such dissolution or liquidation, and (iii) any securities issued directly or indirectly with respect to the foregoing securities by way of a stock split, stock dividend, or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation, or other reorganization (but not including any Class C Units issued in exchange for such Class A Units). As to any particular securities constituting Frontenac Equity, such securities shall cease to be Frontenac Equity when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (c) repurchased by the LLC, the Company (including in exchange for Class C Units), any Subsidiary or Frontenac.

        "Frontenac Directors" has the meaning ascribed to such term in Section 7A(ii)(a).

        "GAAP" has the meaning ascribed to such term in Section 4A(i).

        "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than 120 days past due), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets and (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

        "Initial Capital Contribution" has the meaning ascribed to such term in Section 1B.

        "Initial Closing" has the meaning ascribed to such term in Section 1C.

        "Initial Closing Date" has the meaning ascribed to such term in Section 1C.

        "Intellectual Property Rights" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

        "Investment" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

        "Investor Purchase Agreement" has the meaning ascribed to such term in Section 2E.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any of its Subsidiaries or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

        "LLC Agreement" has the meaning ascribed to such term in Section 2D.

        "Management Directors" has the meaning ascribed to such term in Section 7A(ii)(c).

        "Management Equity" means (i) the Class A Units and the Class B Units issued pursuant to all Management Agreements, (ii) upon and after the dissolution or liquidation of the LLC, the Preferred Stock and the Common Stock distributed in respect of the Class A Units and the Class B Units referred to in clause (i) above pursuant to such dissolution or liquidation, and (iii) any securities issued directly or indirectly with respect to the foregoing securities by way of a stock split, stock dividend, or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation, or other reorganization (but not including any Class C Units issued in exchange for such Class A or Class B Units). As to any particular securities constituting Management Equity, such securities shall cease to be Management Equity when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (c) repurchased by the LLC (including in exchange for Class C Units), the Company or any Subsidiary.

        "Maximum Commitment" shall mean the Total Commitment as set forth in the LLC Agreement (which shall initially be $22,850,000) which amount may be increased by the LLC in the event that the LLC issues additional Units. In the event any Units are repurchased by the LLC pursuant to the provisions of the LLC Agreement, a Management Agreement or otherwise, the Maximum Commitment then in effect shall be reduced by an amount equal to the Unfunded Commitment related to such Class A Units. If any such purchased Class A Units are subsequently reissued to a Unitholder of the LLC, the Maximum Commitment shall at the time of such reissuance be increased by an amount equal to the Total Commitment made with respect to such Class A Units (as shown on the Schedule of Unitholders attached to the LLC Agreement).

        "Officer's Certificate" means a certificate signed by the Company's president or its chief executive officer or chief financial officer, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are reasonably necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

        "Outside Directors" has the meaning ascribed to such term in Section 7A(ii)(d).

        "Permitted Lien" means:

          (i)    tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, consistently applied;

          (ii)  deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other social security obligations;

          (iii)  purchase money security interests in any property acquired by the Company or any Subsidiary to the extent permitted by this Agreement;

          (iv)  interests or title of a lessor under any lease permitted by this Agreement;

          (v)  mechanics', materialmen's or contractors' liens or encumbrances or any similar lien or restriction for amounts not yet due and payable;

          (vi)  easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Company and its Subsidiaries or detracting from the value of the assets of the Company and its Subsidiaries; and

          (vii) security interests in the assets of the Company and its Subsidiaries granted to the Company's and its Subsidiaries' lenders to secure Indebtedness permitted under Section 4C(xiv) above.

        "Permitted Stock Option Plan" has the meaning ascribed to such term in Section 4C(xx).

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        "Preferred Stock" has the meaning ascribed to such term in Section 1A.

        "Public Offering" means any underwritten sale of the company's common stock pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission on Form S-1 (or a successor form adopted by the Securities and Exchange Commission); provided that the following shall not be considered a Public Offering: (i) any issuance of common stock as consideration or financing for a merger or acquisition, and (ii) any issuance of common stock or rights to acquire common stock to employees of the Company or its Subsidiaries as part of an incentive or compensation plan.

        "Qualified Holder" has the meaning ascribed to such term in Section 4A.

        "Registration Rights Agreement" has the meaning ascribed to such term in Section 2G.

        "Restricted Securities" means (i) the Preferred Stock issued hereunder, (ii) the Common Stock issued hereunder, and (iii) any securities issued with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 9C have been delivered by the Company in accordance with Section 5B. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 9C.

        "Sale of the Company" means either (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or (ii) a transaction or series of transactions (including by way of merger, consolidation, or sale of stock) the result of which is that the holders of the Company's outstanding voting stock immediately prior to such transaction are after giving effect to such transaction no longer, in the aggregate, the "beneficial owners" (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting stock of the Company.

        "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

        "Securities and Exchange Commission" includes any governmental body or agency succeeding to the functions thereof.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

        "Sub Board" has the meaning ascribed to such term in Section 7A(iii).

        "Subsequent Capital Contribution" has the meaning ascribed to such term in Section 1D.

        "Subsequent Closing Notice" has the meaning ascribed to such term in Section 1D.

        "Subsequent Closings" has the meaning ascribed to such term in Section 1D.

        "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, manager or general partner of such limited liability company, partnership, association or other business entity. For purposes of this Agreement, if the context does not otherwise indicate to which Person the term "Subsidiary" is used in respect of, the term "Subsidiary" shall refer to any Subsidiary of the Company.

        "Unfunded Commitment" with respect to any Unit means, on any particular date, the difference of the Total Commitment with respect to such Unit minus the sum of the Initial Capital Contribution and the aggregate Subsequent Capital Contributions at all Subsequent Closings occurring on or prior to such date with respect to such Unit.

        "Unitholders" has the meaning ascribed to such term in Section 1D.

        "Wholly-Owned Subsidiary" means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

        8B.  Knowledge. As used in Section 6, the terms "knowledge" or "aware" in respect of the Company shall mean and include (i) the actual knowledge or awareness of any Management Member, or the Company's CFO (and any Person hired to serve as a replacement for any of the foregoing), and (ii) with respect to the Persons identified in clause (i) above, the knowledge or awareness which a prudent business person would have obtained in the conduct of his business after making reasonable inquiry and reasonable diligence with respect to the particular matter in question.

        Section 9.    Miscellaneous Provisions.

        9A.  Expenses. The Company shall pay, and hold the LLC and each of its Unitholders harmless against liability for the payment of, the out-of-pocket expenses of the LLC and each of its Unitholders who have committed to purchase at least $500,000 of Class A Units (as defined in the LLC Agreement) (including the reasonable fees and expenses of Kirkland & Ellis and Carlos M. Recio, Esq.) arising in connection with the negotiation and execution of this Agreement, the LLC Agreement, the Management Agreements and the Registration Rights Agreement and the consummation of the transactions to occur at the Initial Closing as contemplated hereby. In addition, the Company shall pay, and hold the LLC and each of the holders of Frontenac Equity harmless against any liability for the payment of, the out-of-pocket expenses of the LLC and the holders of Frontenac Equity (including the reasonable fees and expenses of Kirkland & Ellis) arising in connection with (i) any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, any of the agreements contemplated hereby or the Certificate of Incorporation, (ii) the enforcement of the rights granted under this Agreement, any of the agreements contemplated hereby and the Certificate of Incorporation, (iii) any filing with any governmental agency with respect to the LLC's investment in the Company or any holder of Frontenac Equity's investment in the LLC, or any other filing with any governmental agency with respect to the Company or the LLC, (iv) stamp and other taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any shares of Preferred Stock or any shares of Common Stock, (v) the preparation, delivery and storage of books and records and financial and other statements required or permitted under the LLC Agreement (including, without limitation, all matters concerning the determination of the relative amount of allocations and distributions among the Unitholders and accounting procedures and determinations; (vi) the delivery to each an annual report containing a statement of changes in the Unitholder's equity and the Unitholder's Capital Account balance at the end of each year (if any) and other information and financial data concerning the LLC and its Subsidiaries requested by any Unitholder, (vii) the delivery to each Unitholder of all information necessary for the preparation of such Person's United States federal and state income tax returns, and (viii) the preparation and filing of all tax returns required to be filed by the LLC.

        9B.  Remedies.

        (i)    Each holder of Preferred Stock and Common Stock shall have all rights and remedies set forth in this Agreement and the Certificate of Incorporation and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law or at equity. Any Person having any rights under any provision of this Agreement shall be entitled to enforce (upon demonstration of irreparable harm) such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

        (ii)  If upon any Capital Call Notice (as defined in the LLC Agreement), any holder of Class A Units refuses or otherwise fails to make the capital contributions required by such Capital Call Notice under the LLC Agreement with respect to the Class A Units held by such Unitholder, such holder shall forfeit and thereafter cease to possess all rights hereunder to designate any representatives to the Board or to any Board committee.

        9C.  LLC's Investment Representations. The LLC hereby represents that it is acquiring the Restricted Securities purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent the LLC or any subsequent holders of Restricted Securities from transferring such securities in compliance with the provisions of Section 5 hereof. Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON                , 19    , AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE STOCK PURCHASE AGREEMENT DATED AS OF                , 19    , AS AMENDED AND MODIFIED FROM TIME TO TIME, BETWEEN THE ISSUER (THE "COMPANY") AND THE INITIAL HOLDER OF THESE SECURITIES. THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS

  SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE."

        9D.  Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended, modified, or waived, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the LLC (along with evidence that such consent has been authorized by the LLC's Managing Member in accordance with the LLC Agreement). Upon and after the dissolution of the LLC, the provisions of this Agreement may be amended, modified, or waived, and the Company may take any action, herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders (acting in their capacity as shareholders of the Company) of a majority of the Preferred Stock, or if no Preferred Stock is outstanding, a majority of the Common Stock; provided that if any such amendment, modification or waiver would adversely affect any holder of Preferred Stock or Common Stock such amendment, modification or waiver shall also require the written consent of the holders of a majority of the Preferred Stock or Common Stock so adversely affected. No course of dealing between the Company and the LLC or any other holder of Frontenac Equity or Management Equity or any delay by such holder in exercising any rights hereunder or under the Certificate of Incorporation shall operate as a waiver of any rights of such holder.

        9E.  Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the LLC or on its or any holder of Frontenac Equity's behalf.

        9F.  Successors and Assigns.

        (i)    Except as otherwise expressly provided herein (including, without limitation, in Section 7 hereof), all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

        (ii)  Notwithstanding the foregoing clause (i), the Company, the LLC, the Unitholders, and each subsequent holder of Preferred Stock or Common Stock hereby accept, acknowledge, and agree that upon and after the dissolution or liquidation of the LLC:

        (a)  all rights of the LLC to rely upon the representations and warranties set forth in Section 6 hereof shall thereafter inure to the benefit of and be enforceable by all holders of Restricted Securities, and thus the provisions of Section 6 hereof shall thereafter operate and be construed as if the words "holder of Restricted Securities" were substituted for the word "LLC" in each such instance;

        (b)  all rights and powers expressly and specifically granted to the LLC in Section 9D (Consent to Amendments) hereof shall thereafter operate as provided therein; and

        (c)  all rights and powers (other than those referred to in Sections 9F(ii)(a) and (b) above) expressly and specifically granted to the LLC hereunder (including, without limitation, the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments. or other decisions) shall thereafter inure to the benefit of and be exercisable and enforceable by the holders of Frontenac Equity and thus this Agreement shall thereafter operate and be construed as if the words "holders of Frontenac Equity" were substituted for the word "LLC" in each such instance.

        9G.  Capital and Surplus; Special Reserves. The Company agrees that the capital of the Company (as such term is used in Section 154 of the General Corporation Law of Delaware) in respect of the Preferred Stock issued pursuant to this Agreement shall be equal to the aggregate par value of such shares and that it shall not increase the capital of the Company with respect to any shares of the Company's capital stock at any time on or after the date of this Agreement. The Company also agrees that it shall not create any special reserves under Section 171 of the General Corporation Law of Delaware without the prior written consent of the LLC.

        9H.  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

        9I.  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

        9J.  Descriptive Headings; Interpretation: No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words "include" or "including" in this Agreement shall be by way of example rather than by limitation. The use of the words "or," "either" or "any" shall not be exclusive, The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties agree that prior drafts of this Agreement shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties hereto with respect hereto.

        9K.  Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

        9L.  Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the following Persons at the following addresses:

    To the LLC:

    Frontenac Company
    135 South LaSalle Street, Suite 3800
    Chicago, Illinois 60603

    Attention: James E. Crawford, III
    Telecopy: (312) 3 368-9520

    with copies (which shall not constitute notice) to each Unitholder and to:

    Kirkland & Ellis
    200 East Randolph Drive
    Chicago, Illinois 60601
    Attention:    Michael G. Timmers
                        Sarah E. Kirson
    Telecopy:    (312) 861-2200

    To any Unitholder: at the address set forth in the LLC's records.

    To any Other Holder of Preferred Stock or Common Stock:

    at the address set forth in the Company's records.

    To the Company:

    Attention:
    Telephone:
    Telecopy:

    with a copy to the LLC at the address set forth above

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

        9M. Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

        *    *    *    *    *

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SI INTERNATIONAL, INC.
By:	/s/ RAY J. OLESON Ray J. Oleson
Its:	President
SI INTERNATIONAL L.L.C. BY: Frontenac VII Limited Partnership Its: Managing Member By: Frontenac Company VII L.L.C. Its: General Partner
By: James E. Crawford, III
Its:
Accepted and Agreed to this 29th day of October, 1998
FRONTENAC VII LIMITED PARTNERSHIP
By: Frontenac Company VII, L.L.C. Its: General Partner
By: James E. Crawford, III
Its: Principal
FRONTENAC MASTERS LIMITED PARTNERSHIP
By: Frontenac Company VII, L.L.C. Its: General Partner
By: James E. Crawford, III
Its: Principal

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  EXHIBIT 4.3
STOCK PURCHASE AGREEMENT